Exhibit 23.1





                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Club Corporation International:

We consent to incorporation by reference in the registration statements (Nos. 33-89818, 33-96568, 333-08041 and 333-57107) on Form S-8 of Club Corporation
International of our report dated May 29, 1998, relating to the statements of net assets available for benefits of ClubCorp Stock Investment Plan as of December 31, 1997 and 1996, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule, which report appears in the December 31, 1997, annual report on Form 11-K of ClubCorp Stock Investment Plan.



KPMG Peat Marwick LLP

Dallas, Texas
June 24, 1998